Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated May 18, 2026 relating to the financial statements of ARC Group Securities Acquisition I appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

NEW YORK, NEW YORK

May 18, 2026